EXHIBIT I

PLAN OF MERGER

This Plan of Merger is made and entered into this ____ day of __________, 2002, by and between Quad Metals Corporation, a Washington corporation ("Quad Washington"), and Quad Metals Corporation, a Nevada corporation ("Quad Nevada" or the "Surviving Corporation").

RECITALS

A. Quad Washington is a corporation organized and existing under the laws of the State of Washington and has authorized capital stock consisting of 100,000,000 shares of no par value common stock, of which 95,474,665 shares are issued and outstanding, and held by approximately 940 shareholders of record, and 10,000,000 shares of no par value preferred stock, of which no shares are issued and outstanding. .

B. Quad Nevada is a corporation organized and existing under the laws of the State of Nevada and has authorized capital stock consisting of 300,000,000 shares of common stock with $0.001 par value, of which 100 shares are issued and outstanding, and held by Quad Washington and 10,000,000 shares of preferred stock with no stated value and $0.001 par value, of which no shares are issued and outstanding.

C. The Boards of Directors of Quad Washington and Quad Nevada, respectively, deem it advisable for Quad Washington to merge with and into Quad Nevada.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Quad Washington and Quad Nevada hereby agree to the following Plan of Merger:

1. Names of Constituent Corporations. Quad Washington will merge with and into Quad Nevada. Quad Nevada will be the Surviving Corporation.

2. Terms and Conditions of Merger. The effective date of merger shall be the date upon which the Articles of Merger are filed with the Secretary of State. Upon the effective date of the merger, the separate corporate existence of Quad Washington shall cease; title to all real estate and other property owned by Quad Washington or Quad Nevada shall be vested in Quad Nevada without reversion or impairment; and the Surviving Corporation shall have all liabilities of Quad Washington and Quad Nevada. Any proceeding pending by or against Quad Washington or Quad Nevada may be continued as if such merger did not occur, or the Surviving Corporation may be substituted in the proceeding for Quad Washington.

3. Governing Law. The laws of the State of Nevada shall govern the Surviving Corporation.

4. Name. The name of the Surviving Corporation shall be Quad Metals Corporation, a Nevada corporation.

5. Registered Office. The address of the registered office of the Surviving Corporation shall be 502 E. John Street, Room E, Carson City, NV 89706.

6. Accounting. The assets and liabilities of Quad Washington and Quad Nevada (collectively the "Constituent Corporations") as of the effective date of the merger shall be taken up on the books of the Surviving Corporation at the amounts at which they are carried at that time on the respective books of the Constituent Corporations.

7. Articles of Incorporation. The Articles of Incorporation of Quad Nevada shall constitute the Articles of Incorporation of the Surviving Corporation.

8. Bylaws. The Bylaws of Quad Nevada as of the effective date of the merger shall be the Bylaws of the Surviving Corporation until the same shall be altered or amended in accordance with the provisions thereof.

9. Directors. The directors of Quad Washington as of the effective date of the merger shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified.

10. Manner and Basis of Converting Shares. As of the effective date of the merger:

(a) Each fifty shares of Quad Washington common stock, with no par value, issued and outstanding shall become one share of common stock with a par value of $0.001 per share of the Surviving Corporation.

(b) The Surviving Corporation shall convert or exchange each fifty shares of Quad Washington common stock for one share of the common stock of the Surviving Corporation; PROVIDED, however, that no fractional shares of the Surviving Corporation stock shall be issued, and in lieu of the issuance of fractional shares, the Surviving Corporation shall round up any fractional shares to the nearest whole share.

(c) Any shares of stock of Quad Washington in the treasury of Quad Washington on the effective date of the merger shall be surrendered to the Surviving Corporation for cancellation, and no shares of the Surviving Corporation shall be issued in respect thereof.

(d) On the effective date of the merger, holders of certificates of common stock in Quad Washington shall surrender them to the Surviving Corporation, or its appointed agent, in such manner as the Surviving Corporation legally shall require. Upon receipt of such certificates, the Surviving Corporation shall issue in exchange therefor a certificate of shares of common stock in the Surviving Corporation representing the number of shares of stock to which such holder shall be entitled as set forth above.

(e) In addition, such shareholders shall be entitled to receive any dividends on such shares of common stock of the Surviving Corporation that may have been declared and paid between the effective date of the merger and the issuance to such shareholder of the certificate of such common stock.

11. Shareholder Approval. This Plan of Merger shall be submitted to the shareholders of Quad Washington and Quad Nevada for their approval in the manner provided under the applicable laws, at meetings to be held on or before August 22, 2002, or at other such time as the Boards of Directors of Quad Washington and Quad Nevada shall agree. After approval by a vote of the holders of two-thirds (2/3) of the Quad Washington shares entitled to vote thereon and the holders of the majority of the Quad Nevada shares entitled to vote thereon, if any, of each voting group, and the approval by a vote of the holders of two-thirds (2/3) of the Quad Washington shares entitled to vote thereon and the holders of a majority of the Quad Nevada shares entitled to vote thereon, if any, of each voting group, Articles of Merger shall be filed as required under the laws of the States of Washington and Nevada.

12. Termination of Merger. This merger may be abandoned at any time prior to the filing of Articles of Merger with the Secretary of State, upon a vote of a majority of the Board of Directors of both Quad Washington and Quad Nevada. If the merger is terminated, there shall be no liability on the part of either Constituent Corporation, their respective Boards of Directors, or shareholders.

13. Counterparts. This Plan of Merger may be executed in any number of counterparts, and all such counterparts and copies shall be and constitute an original instrument.

IN WITNESS WHEREOF, this Plan of Merger has been adopted by the undersigned corporations as of this ____ day of June, 2002.

Quad Metals Corporation, a

Quad Metals Corporation, a

Washington corporation

Nevada corporation

By  ____________________________

By___________________________

       Robert W. O’Brien, President

       Robert W. O’Brien, President